Filed Pursuant to Rule 424(b)(3)
Registration No. 333-280398
Prospectus

263,828,622 Shares of Common Stock

314,954 Warrants

This prospectus relates to the offer and sale from time to time of up to (i) 263,828,622 shares of our common stock, par value $0.01 per share (“Common Stock”), by the selling securityholders listed in the section of this prospectus entitled “Selling Securityholders” (the “Selling Securityholders”), which is comprised of: (a) 158,588,968 shares of Common Stock, (b) 249,999 shares of Common Stock underlying the 750 shares of our Series B Noncumulative Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”) outstanding as of the date hereof, (c) approximately 4,999 shares of Common Stock underlying the 15 shares of our Series D Non-Voting Common Equivalent Stock, par value $0.01 per share (the “Series D NVCE Stock”) outstanding as of the date hereof and (d) approximately 104,984,656 shares of Common Stock underlying our net-settled warrants (the “Warrants”), which are exercisable into our Series D NVCE Stock, each share of which is convertible into Common Stock, and (ii) 314,954 Warrants. The outstanding shares of Common Stock, shares of Series B Preferred Stock and Warrants were issued to the Selling Securityholders pursuant to a private placement on March 11, 2024 (the “Transaction”).
The shares of Common Stock and Warrants being registered for resale in this Form S-1 shall be referred to herein as the “Securities”.
Our registration for resale of the Securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the Securities. The Selling Securityholders may sell the Securities covered by this prospectus in a number of different ways and at varying prices. For additional information on the possible methods of sale that may be used by the Selling Securityholders, you should refer to the section of this prospectus entitled “Plan of Distribution” beginning on page 27 of this prospectus. We will not receive any of the proceeds from the sale of Securities sold by the Selling Securityholders.
You should read this prospectus carefully before you invest in any of the Securities.

Investing in the Securities involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus.
Our Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “FLG”. On April 25, 2025, the closing price of our Common Stock on the NYSE was $11.73 per share. The Warrants are not listed for trading on the NYSE or any other national securities exchange. The Company has agreed to use its reasonable best efforts to procure and maintain the listing of the Warrants, including the Common Stock underlying the Warrants, on all stock exchanges on which the Common Stock is then listed or traded, but the Warrants may not be listed on any national securities exchange in the future.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 8, 2025

i

ABOUT THIS PROSPECTUS
Unless the context otherwise requires, all references in this prospectus to “Flagstar Financial,” “FLG,” the “Company,” “we,” “us” and “our” mean Flagstar Financial, Inc. (formerly known as New York Community Bancorp, Inc.) and its consolidated subsidiaries.
You should carefully read this prospectus and any prospectus supplement or free writing prospectus that we may authorize for use, together with the additional information described under the heading “Where You Can Find More Information.” This prospectus does not contain all of the information set forth in the registration statement we have filed with the SEC of which this prospectus forms a part, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You may refer to the registration statement of which this prospectus forms a part and the exhibits to the registration statement for further information with respect to us, the Common Stock and the Warrants.
Neither we nor the Selling Securityholders (i) have authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus, (ii) take responsibility for, or can provide any assurance as to the reliability of, any other information that others may give you or (iii) are making offers to sell the Common Stock in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.
You should assume that the information appearing in this prospectus and any prospectus supplement or free writing prospectus that we may authorize for use is accurate only as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus may involve estimates, assumptions, and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.
In this prospectus, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in United States dollars. References to “dollars,” “$” or “US$” are to United States dollars.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information concerning issuers that file electronically with the SEC, including us. We also maintain a website at www.ir.flagstar.com that contains information concerning us. The information contained or referred to on our website is not part of, or incorporated by reference into, this prospectus or the registration statement of which it forms a part.
The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus, any prospectus supplement or any free writing prospectus prepared by or on behalf of us.
This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC (in each case other than portions that are not deemed to be “filed” with the SEC, including any information pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K unless indicated otherwise in any such Form 8-K).
Because we are not able to incorporate by reference any future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of our initial registration statement relating to the Securities until the completion of the distribution of the Securities covered by this prospectus, we will likely file supplements to this prospectus following the filing of our Quarterly Reports on Form 10-Q and may be required to file a post-effective amendment to the initial registration statement to incorporate information included in our future filings.

SEC Filings	Period or Filing Date (as applicable)
Annual Report on Form 10-K for the year ended December 31, 2024 (and the related Notification of Late Filing on Form 12b-25 filed with the SEC in connection therewith on March 4, 2025)	Year ended December 31, 2024

The portions of our Definitive Proxy Statement on Schedule 14A, that are incorporated by reference in Part III of our Annual Report on Form 10-K	April 25, 2025

Current Reports on Form 8-K and Form 8-K/A	March 21, 2025 (amending, only with respect to Item 5.02, a Current Report on Form 8-K filed on March 8, 2024)

The description of Common Stock contained in Exhibit 4.6 to the Annual Report on Form 10-K	Year ended December 31, 2024

You can obtain any of the documents incorporated by reference in this document at no cost through us, or from the SEC through the SEC’s website at www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in the registration statement of which this prospectus forms a part. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address or phone number:
Investor Relations Department
Flagstar Financial, Inc.
102 Duffy Avenue
Hicksville, New York 11801
(516) 683-4420

Neither we nor the Selling Securityholders (i) have authorized anyone to give any information or make any representation about us that is different from, or in addition to, those contained in this prospectus or in any of the materials that we have incorporated into this prospectus or (ii) take responsibility for, or can provide any assurance as to the reliability of, any other information that others may give you. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains or incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act and other applicable securities laws, which involve certain known and unknown risks and uncertainties. In addition to the cautionary statement below, with respect to forward-looking statements contained in the documents incorporated by reference herein, prospective purchasers should refer to the section titled “Cautionary Statement Regarding Forward-Looking Language” in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q.
Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions. Although we believe that our plans, intentions, and expectations as reflected in these forward-looking statements are reasonable, we can give no assurance that they will be achieved or realized. Our ability to predict results or the actual effects of our plans and strategies is inherently uncertain. Accordingly, actual results, performance, or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements.
There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in our forward-looking statements. These factors include, but are not limited to:
•	general economic conditions, including higher inflation and its impacts, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses;
•	conditions in the securities markets and real estate markets or the banking industry;
•	changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio;
•	changes in interest rates, which may affect our net income, prepayment penalty income, and other future cash flows, or the market value of our assets, including our investment securities;
•	changes in the quality or composition of our loan or securities portfolios;
•	changes in our capital management policies, including those regarding business combinations, dividends, and share repurchases, among others;
•	heightened regulatory focus on commercial real estate and on commercial real estate loan concentrations;
•	changes in competitive pressures among financial institutions or from non-financial institutions;
•	changes in deposit flows and wholesale borrowing facilities;
•	our ability to maintain sufficient liquidity and funding to fulfill cash obligations and commitments when they become due in the short-term and long-term;
•	changes in the demand for deposit, loan, and investment products and other financial services in the markets we serve;
•	our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers;
•	our ability to obtain timely stockholder and regulatory approvals of any capital raise transactions, corporate restructurings or other significant transactions we may propose;
•
our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and our ability to realize related synergies and cost savings within expected time frames, including those related to our recent acquisition of Flagstar Bancorp, Inc. (“Flagstar Bancorp”) and the purchase and assumption of certain assets and liabilities of Signature Bridge Bank, N.A. (“Signature”);

•
potential exposure to unknown or contingent liabilities of companies we have acquired, may acquire, or target for acquisition, including our recent acquisition of Flagstar Bancorp and the purchase and assumption of certain assets and liabilities of Signature;

•	the ability to invest effectively in new information technology systems and platforms;

•
the more stringent regulatory framework and prudential standards we are subject to, including with respect to reporting, capital stress testing, and liquidity risk management, as a result of our transition to a Category IV banking organization, and the expenses we will incur to develop policies, programs, and systems that comply with these enhanced standards;

•	changes in future allowance for credit losses requirements under relevant accounting and regulatory requirements;
•	the ability to pay future dividends, including as a result of the failure to receive any required regulatory approval to pay a dividend, or for any other reasons;
•	recent turnover in our Board of Directors and our executive management team;
•	the ability to hire and retain key personnel and qualified members of our Board of Directors;
•	the ability to execute on our strategic plan, including the sufficiency of our internal resources, procedures and systems;
•	the ability to achieve our strategic financial and other strategic goals;
•	the ability to attract new customers and retain existing ones in the manner anticipated;
•	changes in our customer base or in the financial or operating performances of our customers’ businesses;
•
the potential for deposit attrition, including for reasons related to (i) the departure of private banking teams whose responsibilities include the acquisition and retention of customer deposits and (ii) the expected transfer of certain custodial deposits associated with our mortgage servicing business out of the Bank;

•	any interruption in customer service due to circumstances beyond our control;
•	our ability to successfully remediate our previously disclosed material weaknesses in internal control over financial reporting;
•
the outcome of pending or threatened litigation, or of investigations or any other matters before regulatory agencies, whether currently existing or commencing in the future, including with respect to any litigation, investigation or other regulatory actions related to (i) the business practices of acquired companies, including our acquisition of Flagstar Bancorp and subsequent purchase and assumption of certain assets and liabilities of Signature, (ii) the capital raise transaction we completed in March of 2024, (iii) the previously disclosed material weaknesses in internal control over financial reporting, (iv) past cyber security breaches, and (v) recent events and circumstances involving the Company, including our full year 2023 earnings announcement, disclosures regarding credit losses, provisioning and goodwill impairment, and negative news and expectations about the prospects of the Company (and associated stock price volatility and changes);

•	environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company;
•
potential for deferred tax asset valuation allowance relating to Section 382 of the Internal Revenue Code arising from aggregation risk of new shareholder share issuances and warrant exercises related to our March 2024 $1.05 billion capital raise, the Flagstar Bancorp acquisition and additional potential market transactions not in the Company’s control;

•
cybersecurity incidents, including any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems managed either by us or third parties;

•	operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent;
•	the ability to keep pace with, and implement on a timely basis, technological changes;
•
changes in legislation, regulation, policies, guidance, or administrative practices, whether by judicial, governmental, or legislative action, and other changes pertaining to banking, securities, taxation, rent regulation and housing (the New York Housing Stability and Tenant Protection Act of 2019), financial accounting and reporting, environmental protection, insurance, and the ability to comply with such changes in a timely manner;

•	changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Department of the Treasury and the Board of Governors of the Federal Reserve System;
•	changes in accounting principles, policies, practices, and guidelines;
•
changes in regulatory expectations relating to predictive models we use in connection with stress testing and other forecasting or in the assumptions on which such modeling and forecasting are predicated;

•	changes to federal, state, and local income tax laws;
•	changes in our credit ratings, or in our ability to access the capital markets;
•	increases in our FDIC insurance premium or future assessments;
•	the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts;
•	the potential impact to the Company from climate change, including higher regulatory compliance, increased expenses, operational changes, and reputational risks;
•
the effects of geopolitical instability and unforeseen or catastrophic events including natural disasters, war, conflicts, terrorist activities, civil unrest, pandemics, epidemics, and other health emergencies, and the potential impact, directly or indirectly, on our business;

•	other economic, competitive, governmental, regulatory, technological, and geopolitical factors affecting our operations, pricing, and services;
•	completing the diversification of the Company’s loan portfolio may be more difficult, costly or time consuming than expected;
•	the ability to achieve anticipated expense reductions and enhanced efficiencies with respect to our previously announced strategic workforce reduction;
•	the impact of the recent sale of our mortgage servicing operations, third party mortgage loan origination business and mortgage warehouse business;
•	the ability to successfully integrate branches and operations and to implement appropriate internal controls and regulatory functions relating to such activities;
•	the ability to limit the outflow of deposits, and to successfully retain and manage any loans;
•	the ability to attract new deposits, and to generate new interest-earning assets, in geographic areas that have not been previously served;
•
our ability to effectively manage liquidity, including our success in deploying any liquidity arising from a transaction into assets bearing sufficiently high yields without incurring unacceptable credit or interest rate risk or to utilize available collateral to obtain funding;

•	the ability to obtain cost savings and control incremental non-interest expense;
•	the ability to retain and attract appropriate personnel;
•	the ability to generate acceptable levels of net interest income and non-interest income, including fee income, from acquired operations;
•	the diversion of management’s attention from existing operations;
•	the ability to address an increase in working capital requirements; and
•	limitations on the ability to successfully reposition our post-merger balance sheet when deemed appropriate.
You should read carefully the risk factors described in the documents incorporated by reference in this prospectus for a description of certain risks that could, among other things, cause actual results to differ from these forward-looking statements.

THE COMPANY
Flagstar Financial, Inc., (the “Company”) is the bank holding company for Flagstar Bank, N.A. (the “Bank”). The Company went public in 1993 and has grown organically and through a series of accretive mergers and acquisitions. Effective as of December 1, 2022, in connection with the Company’s acquisition of Flagstar Bancorp, (i) Flagstar Bank, FSB converted to a national bank to be known as “Flagstar Bank, N.A.” and (ii) New York Community Bank was merged with and into Flagstar Bank N.A., with Flagstar Bank N.A. continuing as the surviving entity.
The Company is headquartered in Hicksville, New York. At December 31, 2024, the Company had $100.2 billion of assets, $69.2 billion of loans, deposits of $75.9 billion, and total stockholders’ equity of $8.2 billion. The Bank currently operates over 400 locations across ten states, including strong footholds in the Northeast and Midwest and exposure to markets in the Southeast, Southwest and California. In addition, the Bank has approximately 80 private banking teams located in over ten cities in the metropolitan New York City region and on the West Coast, which serve the needs of high-net worth individuals and their businesses.
On June 27, 2024, the Company announced a 1 for 3 reverse stock split, effective July 11, 2024. This reverse stock split is reflected retroactively in all periods presented in this Annual Report.
Private Placements
On March 7, 2024, we entered into separate investment agreements with (a) affiliates of funds managed by Liberty 77 Capital L.P. (“Liberty”), (b) affiliates of funds managed by Hudson Bay Capital Management, LP (“Hudson Bay”), (c) affiliates of funds managed by Reverence Capital Partners, L.P. (“Reverence”) and (d) certain other investors (the “Other Investors” and, collectively with Liberty, Reverence and Hudson Bay, the “Investors”, and the investment agreements entered into with each of the Investors on March 7, 2024, collectively, the “Original Investment Agreements”). On March 11, 2024, we entered into separate amendments to the Original Investment Agreements with Liberty (such agreement, as amended, the “Liberty Investment Agreement”), Hudson Bay (such agreements, as amended, the “Hudson Bay Investment Agreements”) and Reverence (such agreement, as amended, the “Reverence Investment Agreement” and, collectively with the Liberty Investment Agreement, the Hudson Bay Investment Agreements and the Original Investment Agreements of the Other Investors, the “Investment Agreements”).
Pursuant to the Investment Agreements, on the terms and subject to the conditions set forth therein, at the closing of the transactions contemplated by the Investment Agreements on March 11, 2024 (the “Closing”), the Investors invested an aggregate of approximately $1.05 billion in the Company in exchange for the sale and issuance of: (a) 76,630,965 shares of Common Stock at a purchase price per share of $2.00, which amount of Common Stock was subsequently reduced by a ratio of 1-for-3 after the COI Reverse Stock Split Amendment (as defined below) became effective; (b) 192,062 shares of Series B Preferred Stock, at a price per share of $2,000 and each share of which is currently automatically convertible into 333.3333 shares of Common Stock (following the effectiveness of the COI Reverse Stock Split Amendment) (or, in certain limited circumstances, one share of our Series C Noncumulative Convertible Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”, and together with the Series B Preferred Stock, the “Preferred Stock”)) in the event of a transfer by the holder thereof consistent with the rules and limitations of Regulation Y of the Bank Holding Company Act of 1956, as amended (the “BHCA”), subject to certain limitations (a “Reg Y Transfer”); (c) 256,307 shares of Series C Preferred Stock, at a price per share of $2,000, all of which were subsequently converted into approximately 256 million shares of Common Stock, which amount of Common Stock was subsequently reduced by a ratio of 1-for-3 after the COI Reverse Stock Split Amendment became effective; and (d) 315,000 Warrants, which were not exercisable for 180 days after the Closing, affording the holder thereof the right, until the seven-year anniversary of the issuance of such issued Warrant, to purchase for $2,500 per share (as such exercise price has been, and may continue to be, adjusted pursuant to the terms of the Warrant; as a result of the Company’s payments of a $0.01 per share dividend on its Common Stock on June 17, 2024, September 17, 2024, December 17, 2024 and March 17, 2025, the exercise price has been adjusted to $2,485.5216 per share), shares of Series D NVCE Stock, each share of which is convertible into 333.3333 shares of Common Stock (following the effectiveness of the COI Reverse Stock Split Amendment) in a Reg Y Transfer, and all of which shares of Series D NVCE Stock, upon issuance, represent the right (on an as converted basis) to receive approximately 105 million shares of Common Stock (following the effectiveness of the COI Reverse Stock Split Amendment) (clauses (a) through (d), collectively referred to herein as the “Investment”).

In connection with the Investment, on June 5, 2024, the Company’s stockholders approved (a) amendments to the Company’s Certificate of Incorporation to: (i) effect a 1-3 reverse stock split of Common Stock (the “COI Reverse Stock Split Amendment”); (ii) increase the number of authorized shares of Common Stock to at least 2,000,000,000 (the “COI Authorized Share Amendment”); and (iii) exempt certain of the Investors and their respective affiliates from the application of a provision of the Certificate of Incorporation that prohibits any person who beneficially owns, directly or indirectly, more than 10% of the then-outstanding shares of Common Stock from voting any such shares of Common Stock in excess of such 10% threshold (the “COI Exemption Amendment” and, collectively with the COI Reverse Stock Split Amendment and the COI Authorized Share Amendment, the “COI Amendments”); and (b) the issuance of shares of Common Stock that is 20% or more of the total voting power of the Company’s securities on March 7, 2024 (the “Share Issuance”) in accordance with the rules of the NYSE.
The requisite vote of our stockholders necessary to duly and validly (a) adopt and approve the COI Reverse Stock Split Amendment and the COI Authorized Share Amendment required the affirmative vote of a majority of votes cast by the holders of shares of Common Stock, at a duly held meeting of the Company’s stockholders, (b) adopt and approve the COI Exemption Amendment required the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote on the COI Exemption Amendment and (c) approve the Share Issuance required the affirmative vote of a majority of votes cast by holders of shares of the Common Stock at a duly convened meeting of stockholders of the Company at which a quorum is present (collectively, other than the COI Reverse Stock Split Amendment, the “Requisite Stockholder Vote”; the approval of the Company’s stockholders of the COI Authorized Share Amendment and the Share Issuance, the “Requisite Stockholder Approvals”) was obtained at the Company’s 2024 annual meeting of stockholders held on June 5, 2024.
The COI Authorized Share Amendment became effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware on June 7, 2024. Accordingly, the number of authorized shares of Common Stock was increased from 900,000,000 to 2,000,000,000.
The COI Reverse Stock Split Amendment became effective on July 11, 2024, pursuant to which (i) every three shares of Common Stock issued and outstanding or held by the Company in treasury was combined into one share of Common Stock and (ii) the number of authorized shares of Common Stock was decreased from 2,000,000,000 to 666,666,666 (together, the “Reverse Stock Split”). When the Reverse Stock Split became effective, (a) the number of issued and outstanding shares of the Company’s Fixed-to-Floating Rate Series A Noncumulative Perpetual Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), remained unchanged; (b) the number of issued and outstanding shares of the Company’s Series B Preferred Stock remained unchanged, and the ratio of shares of Common Stock into which each share of Series B Preferred Stock is convertible was decreased proportionally; (c) although there were not any issued and outstanding shares of Series C Preferred Stock at the time of the effectiveness of the Reverse Stock Split, the ratio of shares of Common Stock into which a share of Series C Preferred Stock is convertible was decreased proportionally; (d) although there were not any issued and outstanding shares of Series D NVCE Stock at the time of the effectiveness of the Reverse Stock Split, the ratio of shares of Common Stock into which a share of Series D NVCE Stock is convertible was decreased proportionally; and (e) the Warrants issued and outstanding, which are exercisable into Series D NVCE Stock, remained unchanged, although the ratio of shares of Common Stock into which a share of Series D NVCE Stock is convertible was decreased proportionally.
Additionally, on August 12, 2024, we entered into separate share exchange agreements with (i) affiliates of funds managed by Liberty, (ii) affiliates of funds managed by Hudson Bay and (iii) affiliates of funds managed by Reverence (each of the share exchange agreements entered into with each of Liberty, Hudson Bay and Reverence, the “August Exchange Agreement,” and, collectively, the “August Exchange Agreements”). Pursuant to the terms of the applicable August Exchange Agreement, on August 12, 2024, (a) Liberty exchanged 29,000 shares of Series B Preferred Stock for the issuance by us of 9,666,665 shares of Common Stock to Liberty; (b) Hudson Bay exchanged 22,500 shares of Series B Preferred Stock for the issuance by us of 7,499,998 shares of Common Stock to Hudson Bay; and (c) Reverence exchanged 11,857 shares of Series B Preferred Stock for the issuance by us of 3,952,332 shares of Common Stock to Reverence (each an “August Exchange,” and, collectively, the “August Exchanges”). The number of shares of Series B Preferred Stock of each of Liberty, Hudson Bay and Reverence so exchanged was an amount such that none of Liberty, Hudson Bay or Reverence (together with each of the Investors’ respective affiliates) would beneficially own in excess of 9.99% of the shares of Common Stock outstanding immediately following the August Exchanges. All of the August Exchanges were consummated simultaneously.
Further, on September 23, 2024, the Company entered into separate share exchange agreements with (i) affiliates of funds managed by Liberty and (ii) affiliates of funds managed by Hudson Bay (each of the share exchange agreements entered into with each of the Liberty and Hudson Bay, the “September Exchange Agreement,” and, collectively, the “September Exchange Agreements”). Pursuant to the terms of the applicable September Exchange Agreement, on September 23, 2024, (a) Liberty exchanged 114,355 shares of Series B Preferred Stock for the issuance by us of 38,118,329 shares of Common Stock to Liberty; and (b) Hudson Bay exchanged 13,600 shares of Series B Preferred Stock for the issuance by us of 4,533,331 shares of Common Stock to Hudson Bay (each a “September Exchange,” collectively, the “September Exchanges” and, together with the August Exchanges, the “Exchanges”). The number of shares of Series B Preferred Stock of Hudson Bay so exchanged was an amount such that Hudson Bay (together with its affiliates) would not beneficially own in excess of 9.99% of the shares of Common Stock outstanding immediately following the September Exchanges. All of the September Exchanges were consummated simultaneously. Following the September Exchanges, only 750 shares of Series B Preferred Stock remain outstanding, all of which are held by Hudson Bay.
In connection with the Investment, the Company entered into a Registration Rights Agreement with the Investors (the “Registration Rights Agreement”), pursuant to which the Company agreed to provide customary registration rights to the Investors and their affiliates and certain permitted transferees with respect to, among other things, (a) the shares of Common Stock purchased under the Investment Agreements, (b) shares of Common Stock issued upon the conversion of shares of the Preferred Stock and exercise of the Warrants purchased under the Investment Agreements, (c) if the Requisite Stockholder Votes were not received on or before 120 days after the Closing, the shares of Preferred Stock and (d) the Warrants. Under the Registration Rights Agreement, the Investors are entitled to customary shelf registration rights (which will initially be on a Form S-1, after which the Company will use commercially reasonable efforts to promptly convert the shelf registration statement on Form S-1 into a shelf registration statement on Form S-3, subject to certain limitations as set forth in the Registration Rights Agreement) and customary piggyback registration rights, in each case, subject to certain limitations as set forth in the Registration Rights Agreement. Liberty and Reverence will each additionally be entitled to request up to four underwritten shelf takedown offerings (as long as such offerings are for at least $25 million or of all of the remaining Securities held by such requesting holder) and shall have the right to select the managing underwriter to administer any underwritten shelf takedowns provided the selection is reasonably acceptable to the Company. All Securities subject to the Registration Rights Agreement will cease to be required to be registered upon the earliest to occur of: (a) a sale of such Securities pursuant to an effective registration statement, (b) a sale of such Securities in accordance with Rule 144 and removal of the restrictive legend on such Securities, (c) a transfer of such Securities to a holder that does not become party to the Registration Rights Agreement, (d) such Securities no longer bear a legend restricting further transfer and subsequent public distribution of such Securities does not require registration under the Securities Act, (e) such Securities have ceased to be outstanding or (f) with respect to Securities held by holders other than Liberty the date on which Rule 144 (or other similar exemption under the Securities Act then in force) is available for the sale of such shares of Common Stock without regard to volume limitations or manner of sale requirements of Rule 144.

THE OFFERING

Items	Description

Shares of Common Stock Offered by the Selling Securityholders
263,828,622
Warrants Offered by the Selling Securityholders
314,954
Use of Proceeds
We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders. See the section titled “Selling Securityholders”.
Market for Securities
Our Common Stock is listed on the NYSE under the symbol “FLG.” As of the close of business on April 21, 2025, there were 415,074,297 shares of Common Stock outstanding.
The Warrants are not listed for trading on the NYSE or any other national securities exchange. The Company has agreed to use its reasonable best efforts to procure and maintain the listing of the Warrants, including the Common Stock underlying the Warrants, on all stock exchanges on which the Common Stock is then listed or traded, but the Warrants may not be listed on any national securities exchange in the future.
Risk Factors
Investing in the Securities involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus and in the documents incorporated by reference herein for a discussion of factors you should consider carefully before deciding to invest in the Securities.

RISK FACTORS
Investing in the Securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risk factors described under “Item 1A Risk Factors” in our most recent Annual Report on Form 10-K together with all of the other information appearing in or incorporated by reference into this prospectus, before deciding whether to purchase any of the Common Stock or Warrants being offered. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our Common Stock could decline due to any of these risks, and you may lose all or part of your investment. Please also read carefully the section titled “Cautionary Statement Regarding Forward-Looking Language” in our most recent Annual Report on Form 10-K.
Risks Related to the Common Stock
The price of our Common Stock may fluctuate.
The market price of our Common Stock could be subject to significant fluctuations due to changes in sentiment in the market regarding our operations or business prospects, including market sentiment regarding Transaction. These risks may be affected by, among other things:
•	operating results that vary from the expectations of our management or of securities analysts and investors;
•	developments in our business or in the financial services sector generally;
•	regulatory or legislative changes affecting our industry generally or our business and operations;
•	operating and securities price performance of companies that investors consider to be comparable to us;
•	changes in estimates or recommendations by securities analysts or rating agencies;
•	announcements of strategic developments, acquisitions, dispositions, financings and other material events by us or our competitors;
•
recent high-profile collapses of certain U.S. banks, which together have generated significant market volatility among publicly traded bank holding companies and, in particular, community and regional banks like FLG; and

•	changes in global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.
Furthermore, given recent and ongoing volatile market and economic conditions, the market price of our Common Stock may continue to be subject to further significant market fluctuations. While the U.S. and other governments continue efforts to restore confidence in financial markets and promote economic growth, we cannot assure you that continued or further market and economic turmoil will not occur in the near or long term, which would negatively affect our business, financial condition and results of operations, as well as the price and trading volume volatility of our Common Stock.
Our Common Stock is equity and is subordinate to our existing and future indebtedness and preferred stock.
Shares of our Common Stock are equity interests and do not constitute indebtedness. As such, shares of our Common Stock rank junior to all indebtedness of, and other non-equity claims on, the Company with respect to assets available to satisfy claims. Additionally, holders of our Common Stock are subject to the prior dividend and liquidation rights of the holders of any existing or, potentially, future series of preferred stock, including the Series B Preferred Stock.
Various factors could make a takeover attempt of the Company more difficult to achieve.
Certain provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, in addition to certain federal banking laws and regulations, could make it more difficult for a third party to acquire us without the consent of our board of directors, even if doing so were perceived to be beneficial to our stockholders. These provisions also make it more difficult to remove our current board of directors or management or to appoint new directors, and also regulate the timing and content of stockholder proposals and nominations, and qualification for service on our board of directors. The combination of these provisions could effectively inhibit a non-negotiated merger or other business combination, which could adversely impact the market price of our Common Stock.
Recent negative developments affecting the banking industry, and resulting media coverage, have eroded customer confidence in the banking system and may adversely affect the price of our Common Stock.
The closures of Silicon Valley Bank and Signature Bank in March 2023, and First Republic Bank in May 2023, and concerns about similar future events, have generated significant market volatility among publicly traded bank holding companies and, in particular, regional banks. More recently, concerns about commercial real estate concentrations at regional and community banks, including us, have exacerbated this volatility. These market developments have negatively impacted customer confidence in the safety and soundness of regional and community banks, including us. As a result, customers may choose to maintain deposits with larger financial institutions or invest in higher yielding short-term fixed income securities, all of which could materially adversely impact our liquidity, deposits, loan funding capacity, net interest margin, capital and results of operations. While federal bank regulators took action to ensure that depositors of the failed banks had access to their deposits, including uninsured deposit accounts, there is no guarantee that such actions will be successful in restoring customer confidence in regional and community banks and the banking system more broadly. Furthermore, there is no guarantee that regional bank failures or bank runs similar to the ones that occurred in 2023 will not occur in the future and, if they were to occur, they may have a material and adverse impact on customer and investor confidence in regional and community banks negatively impacting our liquidity, capital, results of operations and stock price.
Risks Related to this Offering by the Selling Securityholders
Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders or the perception that such sales might occur could cause the price of our securities to fall.
The Selling Securityholders can sell, under this prospectus, up to 263,828,622 shares of Common Stock, constituting approximately 50.7% of our outstanding Common Stock (in each case, assuming the exercise or conversion as applicable of the Series B Preferred Stock and Series D NVCE Stock underlying the Warrants), which consists of up to (a) 158,588,968 shares of Common Stock, (b) 249,999 shares of Common Stock underlying the currently outstanding shares of Series B Preferred Stock issued in connection with the Transaction at a purchase price of $2,000 per share, each such share convertible into 333.3333 shares of Common Stock (after the COI Reverse Stock Split Amendment became effective), (c) approximately 4,999 shares of Common Stock underlying the currently outstanding shares of our Series D NVCE Stock and (d) approximately 104,984,656 shares of Common Stock underlying the shares of Series D NVCE Stock underlying the 314,954 Warrants issued in connection with the Transaction, each such Warrant exercisable into Series D NVCE Stock at an initial exercise price of $2,500 (as such exercise price has been, and may continue to be, adjusted pursuant to the terms of the Warrant; as a result of the Company’s payments of a $0.01 per share dividend on its Common Stock on June 17, 2024, September 17, 2024, December 17, 2024 and March 17, 2025, the exercise price has been adjusted to $2,485.5216 per share), each such share convertible into 333.3333 shares of Common Stock (after the COI Reverse Stock Split Amendment became effective).
Sales of a substantial number of our Securities in the public market by the Selling Securityholders (or similar large sales of our equity securities by existing securityholders), or the perception that those sales might occur, could depress the market price of our securities and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales or the perception that such sales might occur may have on the prevailing market price of our securities.
The sale of all Securities being offered by this prospectus could result in a significant decline in the public trading price of our Securities. Despite such a decline in the public trading price, some of the Selling Securityholders may still experience a positive rate of return on the Securities they purchased due to the differences in the purchase prices described elsewhere in this prospectus, including below. Public securityholders may not be able to experience the same positive rates of return on securities they purchase due to the price at which the Selling Securityholders purchased their Securities in the Transaction.

Certain existing securityholders purchased, or may purchase, securities in the Company at a price below the current trading price of such securities and may experience a positive rate of return based on the current trading price. Future investors in the Company may not experience a similar rate of return.
Certain securityholders in the Company, including certain of the Selling Securityholders, acquired, or may acquire, our securities at prices below the current trading price of our Common Stock, and may experience a positive rate of return based on the current trading price.
The resale of all the Securities being offered in this prospectus could result in a significant decline in the public trading price of our Common Stock. Despite such a decline in the public trading price, some of the Selling Securityholders may still experience a positive rate of return on the Securities they purchased due to the differences in the purchase prices described elsewhere in this prospectus. Public securityholders may not be able to experience the same positive rates of return on securities they purchase due to the low price at which the Selling Securityholders purchased such Securities in the Transaction.
Our Warrants are exercisable for shares of our Common Stock, which exercises will increase the number of shares of Common Stock eligible for future resale in the public market and result in dilution to our existing stockholders.
On and following September 10, 2024, and prior to 5:00 p.m. (New York City time) on March 11, 2031, the Warrants may be exercised, on a net share settlement basis, by the holders thereof. Each of the 314,954 Warrants entitles the holder thereof to purchase, for an initial exercise price of $2,500 per share (as such exercise price has been, and may continue to be, adjusted pursuant to the terms of the Warrant; as a result of the Company’s payments of a $0.01 per share dividend on its Common Stock on June 17, 2024, September 17, 2024, December 17, 2024 and March 17, 2025, the exercise price has been adjusted to $2,485.5216 per share) of Series D NVCE Stock, each such share of which is currently convertible into 333.3333 shares of Common Stock (reflecting the adjusted for the COI Reverse Stock Split Amendment), altogether representing the right to receive an aggregate of approximately 104,984,656 shares of Common Stock. To the extent such Warrants are exercised, additional shares of our Common Stock will be issued, which will result in dilution to the then existing holders of our Common Stock and increase the number of shares of Common Stock eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Common Stock.
The Warrants are speculative in nature.
The Warrants do not confer any rights of Common Stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of Series D NVCE Stock at a specified price. Specifically, the Warrants have an initial exercise price of $2,500 per share (as such exercise price has been, and may continue to be, adjusted pursuant to the terms of the Warrant; as a result of the Company’s payments of a $0.01 per share dividend on its Common Stock on June 17, 2024, September 17, 2024, December 17, 2024 and March 17, 2025, the exercise price has been adjusted to $2,485.5216 per share) of Series D NVCE Stock, each such share of which is currently convertible into 333.3333 shares of Common Stock (reflecting the adjusted for the COI Reverse Stock Split Amendment), altogether representing the right to receive an aggregate of approximately 104,984,656 shares of Common Stock. Moreover, following this offering, the market value of the Warrants and Series D NVCE Stock is uncertain and there can be no assurance that the market value of the Warrants and/or Series D NVCE Stock will equal or exceed the then-applicable exercise price of the Warrants.
Holders of the Warrants will have no rights as a holder of our Common Stock until they acquire shares of our Common Stock.
Until holders acquire shares of our Common Stock upon conversion or exchange of shares of Series D NVCE Stock issuable upon exercise of their Warrants, they will have no rights with respect to Common Stock underlying shares of Series D NVCE Stock issuable upon exercise of their Warrants. Upon exercise of their Warrants, holders will be entitled to exercise the rights of a holder of shares of Series D NVCE Stock as to the security exercised only as to matters for which the record date occurs after the exercise.

USE OF PROCEEDS
We will receive no proceeds from the sale of any of the Securities by the Selling Securityholders. See the section titled “Selling Securityholders”.
The Selling Securityholders will pay any underwriting fees, discounts and commissions attributable to the sale of the Securities and any similar expenses they incur in disposing of the Securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the Securities covered by this prospectus. These may include, without limitation, all registration and filing fees, printing fees and fees and expenses of our legal counsel and accountants in connection with the registration of the Securities covered by this prospectus.

DESCRIPTION OF COMMON STOCK
The following description of certain terms of our Common Stock is a summary and is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, forms of which are filed as exhibits to the registration statement of which this prospectus forms a part, and by the General Corporation Law of the State of Delaware. See “Where You Can Find More Information.”
Under “Description of Common Stock,” “we,” “us,” “our” and “our company” refer to FLG and not to any of its subsidiaries.
General
FLG, which is incorporated under the General Corporation Law of the State of Delaware, is authorized to issue 666,666,666 shares of its Common Stock, $0.01 par value, of which 415,074,297 shares were issued and outstanding as of the close of business on April 21, 2025. Our Common Stock is listed on the NYSE under the symbol “FLG.” FLG’s board of directors may at any time, without additional approval of the holders of preferred stock or Common Stock, issue additional authorized shares of preferred stock or Common Stock.
In connection with the Investment, on June 5, 2024 the Company’s stockholders approved amendments to the Company’s Certificate of Incorporation to, among other things, increase the number of authorized shares of Common Stock to 2,000,000,000 (or, 666,666,666, following the COI Reverse Stock Split Amendment, which became effective on July 11, 2024).
Voting Rights
The holders of Common Stock are entitled to one vote per share on all matters presented to stockholders. Holders of Common Stock are not entitled to cumulate their votes in the election of directors.
No Preemptive or Conversion Rights
The holders of Common Stock do not have preemptive rights to subscribe for a proportionate share of any additional securities issued by FLG before such securities are offered to others. The absence of preemptive rights increases FLG’s flexibility to issue additional shares of Common Stock in connection with FLG’s acquisitions, employee benefit plans and for other purposes, without affording the holders of Common Stock a right to subscribe for their proportionate share of those additional securities. The holders of Common Stock are not entitled to any redemption privileges, sinking fund privileges or conversion rights.
Dividends
Holders of Common Stock are entitled to receive dividends ratably when, as, and if declared by FLG’s board of directors from assets legally available therefor, after payment of all dividends on preferred stock, if any is outstanding. Under Delaware law, FLG may pay dividends out of surplus or, if there is no surplus, out of our net profits for the fiscal year in which declared and/or for the preceding fiscal year. Dividends paid by our subsidiary Bank are the primary source of funds available to FLG for payment of dividends to our stockholders and for other needs. Various federal and state laws and regulations limit the amount of dividends that our subsidiary Bank may pay to us. The declaration and amount of future dividends will depend on circumstances existing at the time, including FLG’s earnings, financial condition and capital requirements, as well as regulatory limitations and such other factors as FLG’s board of directors deems relevant. For more information, see the section captioned “Business—Regulation and Supervision” in our Annual Report on Form 10-K for the year ended December 31, 2024. Following the receipt of the Requisite Stockholder Approvals, the Series B Preferred Stock dividend is a participating common rate (i.e. the same dividend as if it were converted to Common Stock).
On a stand-alone basis, FLG’s principal assets and sources of income consist of investments in our operating subsidiaries, which are separate and distinct legal entities.
Liquidation
Upon liquidation, dissolution or the winding up of the affairs of FLG, holders of Common Stock are entitled to receive their pro rata portion of the remaining assets of FLG after the holders of FLG’s preferred stock, if any, have been paid in full any sums to which they may be entitled.

Certain Charter and Bylaw Provisions Affecting Stock
FLG’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain several provisions that may make FLG a less attractive target for an acquisition of control by anyone who does not have the support of FLG’s board of directors. Such provisions include, among other things, the requirement of a supermajority vote of stockholders or directors to approve certain business combinations and other corporate actions, a minimum price provision, several special procedural rules, including the prohibition that any person who beneficially owns directly or indirectly, more than 10% of the then-outstanding shares of Common Stock from voting such shares of Common Stock in excess of such 10% threshold, a staggered board of directors, and the limitation that stockholder actions may only be taken at a meeting and may not be taken by unanimous written stockholder consent. At the Company’s 2024 annual meeting of stockholders held on June 5, 2024, the Company’s stockholders approved a waiver of the prohibition that any person who beneficially owns directly or indirectly, more than 10% of the then-outstanding shares of Common Stock from voting such shares of Common Stock in excess of such 10% threshold, solely with respect to Liberty and Reverence. The foregoing is qualified in its entirely by reference to FLG’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, both of which are on file with the SEC.
Restrictions on Ownership
The Bank Holding Company Act of 1956, the “BHC Act,” generally would prohibit any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of FLG. “Control” is generally defined as ownership of 25% or more of a class of voting stock, control of the election of a majority of the directors, or the power to exercise a controlling influence. In addition, any existing bank holding company would need the prior approval of the Federal Reserve Board before acquiring 5% or more of a class of voting stock of FLG. In addition, the Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as FLG, could constitute acquisition of control of the bank holding company.
Transfer Agent, Registrar and Warrant Agent
The transfer agent and registrar for our Common Stock is Computershare Inc. The warrant agent for our Warrants is Computershare Inc. and Computershare Trust Company N.A.
Listing
Our Common Stock is listed on the NYSE under the symbol “FLG.”

DESCRIPTION OF WARRANTS
General
The material terms and provisions of the Warrants are summarized below. The following description is subject to, and qualified in its entirety by, the form of warrant, which has been filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the form of warrant.
Form
The Warrants have been issued as individual warrants to each of the Selling Securityholders.
Exercisability
On and following September 10, 2024, and prior to 5:00 p.m. (New York City time) on March 11, 2031, the Warrants may be exercised, on a net share settlement basis, by the holder thereof.
Exercise Price
The initial exercise price was $2,500 per share of Series D NVCE Stock, which has been adjusted to $2,485.5216 per share following the Company’s payments of a $0.01 per share dividend on its Common Stock on June 17, 2024, September 17, 2024, December 17, 2024 and March 17, 2025 and which may be further adjusted pursuant to the terms of the Warrant. Each share of Series D NVCE Stock is currently convertible into 333.3333 shares of Common Stock (following the adjustment for the COI Reverse Stock Split Amendment), altogether representing the right to receive an aggregate of approximately 104,984,656 shares of Common Stock. The exercise price is subject to further adjustments, including as a result of certain dividend payments, and as set forth in the form of warrant. The exercise price shall not be adjusted to the extent that it would cause any holder to beneficially own (a) 10% or more of any class of voting securities of the Company (unless such holder has obtained approval to own more than 10%, then the applicable limit is 24.9% or such lower number contained in any approval) or (b) one-third or more of the Company’s “total equity” as interpreted and calculated in accordance the BHC Act, the Change in Bank Control Act, and their implementing regulations, including 12 CFR 225.34, provided the holders of warrants shall be entitled to purchase the shares of Series D NVCE Stock at $2,500 per share of Series D NVCE Stock, unless the price is adjusted.
Exercise Limitation
The holders of the Warrants will not have the right to exercise any portion of the Warrants if such exercise would (a) cause the holder, or any of its affiliates to (i) “control” the Company or be required to become a bank holding company, in each case, under the BHC Act, or (ii) serve as a source of financial strength to the Company pursuant to the BHC Act, or (b) require the holder, or its affiliates to have made any advance filing with, obtained any approval, authorization, consent, permit, or license of, or provided notice to, any governmental entity under law.
Transferability
Prior to September 10, 2024, the holders (and certain affiliates of the holders) were prohibited from (a) transferring, selling or disposing of any shares of Common Stock or Preferred Stock or the Warrants issued to such holder pursuant to the applicable Investment Agreement (subject to certain exceptions, such as certain transfers to affiliates), or (b) effecting or entering any short sale or similar hedge of any such shares of Common Stock or Preferred Stock or the Warrants (subject to certain exceptions). Failure to comply with the foregoing restrictions would result in the applicable holder of the Warrant automatically forfeiting such Warrant. On and after September 10, 2024, subject to applicable law, the Warrants became freely transferable.
Exchange Listing
The Company will use reasonable best efforts to (a) procure the listing of the Warrants, including the Common Stock underlying shares of Series D NVCE Stock issuable upon exercise of the Warrants, on all stock exchanges on which the Common Stock is then listed or traded, and (b) maintain the listing of the Warrants, including the Common Stock underlying shares of Series D NVCE Stock issuable upon exercise of the Warrants.

Rights as a Stockholder
Except as otherwise provided in the Warrants or by virtue of such Selling Securityholder’s ownership of shares of Common Stock, the holder of a Warrant does not have the rights or privileges of a holder of Common Stock, including any voting rights, until the holder acquires shares of Common Stock upon conversion or exchange of shares of Series D NVCE Stock issuable upon exercise of their Warrants.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS
The following is a summary of certain United States federal income tax consequences of the ownership and disposition of our Common Stock. This summary deals only with Common Stock that is held as a capital asset by a non-U.S. holder (as defined below).
A “non-U.S. holder” means a beneficial owner of our Common Stock (other than an entity or arrangement treated as a partnership for United States federal income tax purposes) that is not, for United States federal income tax purposes, any of the following:
•	an individual who is a citizen or resident of the United States;
•
a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or
•
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not address all of the United States federal income tax consequences that may be relevant to you in light of your particular circumstances, nor does it address the Medicare tax on net investment income, United States federal estate and gift taxes or the effects of any state, local or foreign tax laws. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, foreign pension fund, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.
If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) holds our Common Stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership considering an investment in our Common Stock, you should consult your tax advisors.
If you are considering the purchase of our Common Stock, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the ownership and disposition of our Common Stock, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.
This summary is limited to United States federal income tax consequences of the ownership and disposition of our Common Stock, and does not address any tax consequences relating to our Warrants that may be offered pursuant to this prospectus. If you are considering the purchase of Warrants, you should consult your own tax advisors concerning the particular tax consequences to you of the ownership, exercise and disposition of the Warrants.
Dividends
In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our Common Stock, the distribution generally will be treated as a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s Common Stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our Common Stock, the excess will be treated as gain from the disposition of our Common Stock (the tax treatment of which is discussed below under “—Gain on Disposition of Common Stock”).
Dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided that such non-U.S. holder has provided the applicable withholding agent a properly executed Internal Revenue Service (“IRS”) Form W-8ECI (or an acceptable substitute form) upon which such holder certifies, under penalties of perjury, that it is not a United States person and the dividends are effectively connected with such holder’s conduct of a trade or business in the United States and are includible in such holder’s gross income. Instead, such dividends are subject to United States federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed IRS Form W-8BEN or Form W-8BEN-E (or an acceptable substitute form or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Common Stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.
A non-U.S. holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Gain on Disposition of Common Stock
Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale or other disposition of our Common Stock generally will not be subject to United States federal income tax unless:
•
the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or
•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes and certain other conditions are met.
A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States.
Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes. If, however, we are or become a “United States real property holding corporation,” so long as our Common Stock is regularly traded on an established securities market during the calendar year in which the sale or other disposition occurs, only a non-U.S. holder who holds or held (at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period) more than 5% of our Common Stock will be subject to United States federal income tax on the sale or other disposition of our Common Stock by reason of our status as a “United States real property holding corporation.”
Information Reporting and Backup Withholding
Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.
A non-U.S. holder will not be subject to backup withholding on distributions received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our Common Stock made within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption. Payment of the proceeds of a sale or other disposition of our Common Stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale or other disposition effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale made within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.
Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Withholding Requirements
Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid on our Common Stock to (1) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (a) an exemption from FATCA, or (b) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (2) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (a) an exemption from FATCA, or (b) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” an applicable withholding agent may credit the withholding under FATCA against, and therefore reduce, such other withholding tax. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other taxable disposition of our Common Stock, proposed United States Treasury regulations (upon which taxpayers may rely until final regulations are issued) eliminate FATCA withholding on payments of gross proceeds entirely. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our Common Stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We are party to a number of arrangements whereby certain of our affiliates have entered into certain agreements with us. In addition, we have engaged in certain transactions involving certain of our affiliates.
The federal banking laws require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms (including interest rates and collateral) and follow substantially the same credit underwriting procedures as those prevailing at the time for comparable transactions with other persons. Furthermore, they must not involve more than the normal risk of repayment or present other unfavorable features. Accordingly, we, from time to time, have made and may continue to make mortgage loans to our directors, officers, and employees, including consumer loans or loans to purchase or refinance personal residences, and may make loans secured by income-producing properties to entities in which a director or officer has an ownership interest (or, in the case of directors, a management interest), provided that: all such loans are made in accordance with federal banking laws and are made in the ordinary course of business; do not involve a more than normal risk of collectability, or present other unfavorable features; and are made on substantially the same terms (including interest rates and collateral requirements) as those prevailing at the same time for comparable transactions with unaffiliated persons.
On March 7, 2024, we entered into the Investment Agreements with Liberty, Hudson Bay, Reverence and the Other Investors. On March 11, 2024, we entered into separate amendments to the Original Investment Agreements with Liberty, Hudson Bay and Reverence. Steven T. Mnuchin, one of the two director representatives which Liberty has the right to nominate, is the Founder and Managing Partner of Liberty Strategic Capital. Milton Berlinski, the Reverence director representative, is the Co-Founder of Reverence Capital Partners, L.P. See “The Company—Private Placements.”
Additionally, on August 12, 2024, we entered into the August Exchange Agreements with Liberty, Hudson Bay and Reverence. Pursuant to the terms of the applicable August Exchange Agreement, on August 12, 2024, the August Exchanges were consummated simultaneously.
Further, on September 23, 2024, we entered into the September Exchange Agreements with Liberty and Hudson Bay. Pursuant to the terms of the applicable September Exchange Agreement, on September 23, 2024, the September Exchanges were consummated simultaneously.
In accordance with prior written FLG policies, our board of directors has reviewed a summary of any and all such transactions FLG has entered or may enter into with its directors and executive officers and with firms that employ directors, as well as any other related-person transactions, for the purpose of recommending to the disinterested members of the board of directors that the transactions are fair, reasonable, and within FLG’s policy, and should be ratified and approved. As of the second quarter of 2021, the board of directors adopted a revised policy under which we shall no longer make loans or extensions of credit to executive officers and directors of FLG, or firms that employ directors. Any loans and extensions of credit made to an executive officer or director, or any firms that employ directors, prior to the adoption of these revisions have been grandfathered but remain subject to oversight and review of the board of directors.
For additional information on our policy and procedures regarding transactions with related persons and certain transactions with related parties, see the section captioned “Certain Relationship and Related Transactions, and Director Independence” in our Annual Report on Form 10-K for the year ended December 31, 2024, incorporated by reference in this prospectus and the sections captioned “Corporate Governance” and “Transactions with Certain Related Persons” in our Definitive Proxy Statement on Schedule 14A, dated April 25, 2025, incorporated by reference in this prospectus, our Definitive Proxy Statement, dated April 26, 2024 and our Definitive Proxy Statement, dated April 21, 2023.

SELLING SECURITYHOLDERS
Unless the context otherwise requires, as used in this prospectus, “Selling Securityholders” includes the selling securityholders listed below and donees, pledgees, permitted transferees (including through any partnership distributions or in-kind distributions) or other successors-in-interest selling shares received after the date of this prospectus from the selling securityholders as a gift, pledge or other non-sale related transfer.
On March 7, 2024, we entered into the Investment Agreements with the Selling Securityholders. We have prepared this prospectus to allow the Selling Securityholders or their successors, assignees or other permitted transferees to sell or otherwise dispose of, from time to time, up to 263,828,622 shares of Common Stock and 314,954 Warrants. On March 11, 2024, in connection with the Transaction we entered into the Registration Rights Agreement with the Selling Securityholders, pursuant to which we agreed to register the resale of the Securities. The Securities were issued by the Company in reliance on the exemption from securities registration in Section 4(a)(2) under the Securities Act.
The Securities to be offered by the Selling Securityholders pursuant to this prospectus are “restricted” securities under applicable federal and state securities laws and are being registered under the Securities Act to give the Selling Securityholders the opportunity to sell the Securities publicly. The registration of the Securities does not require that any of the Securities be offered or sold by the Selling Securityholders.
No estimate can be given as to the amount or percentage of Securities that will be held by the Selling Securityholders after any sales of Securities are made pursuant to this prospectus because the Selling Securityholders are not required to sell any of the Securities being registered hereunder. The table below assumes that the Selling Securityholders will sell all of the Securities listed in this prospectus and that they do not purchase additional Securities.
We have prepared the table below based on written representations and information furnished to us by or on behalf of the Selling Securityholders. Since the date on which the Selling Securityholders provided this information, the Selling Securityholders may have sold, transferred or otherwise disposed of all or a portion of the Securities in a transaction exempt from the registration requirements of the Securities Act. Unless otherwise indicated in the footnotes to the table below, we believe that (1) the Selling Securityholders are not broker-dealers or affiliates of a broker-dealer, (2) the Selling Securityholders do not have direct or indirect agreements or understandings with any person to distribute its respective Securities, and (3) the Selling Securityholders have sole voting and investment power with respect to all Securities beneficially owned. To the extent any Selling Securityholder is, or is affiliated with, a broker-dealer, it could be deemed to be, under SEC staff interpretations, an “underwriter” within the meaning of the Securities Act. Information about the Selling Securityholders may change over time. Any changed information will be set forth in amendments or supplements to this prospectus, if required.
Under the terms of the Warrants, a Selling Securityholder may not exercise the Warrants to the extent such exercise would (A) cause the Selling Securityholder, or any of its affiliates to (i) “control” the Company or be required to become a bank holding company, in each case, under the BHC Act, or (ii) serve as a source of financial strength to the Company pursuant to the BHC Act, or (B) require the Selling Securityholder, or its affiliates to have made any advance filing with, obtained any approval, authorization, consent, permit, or license of, or provided notice to, any governmental entity under law.

The following table sets forth information with respect to the beneficial ownership of our Common Stock and Warrants held, as of the close of business on April 21, 2025 after giving effect to the Exchanges, by the Selling Securityholders and the number of Securities being offered hereby and information with respect to Securities to be beneficially owned by the Selling Securityholders after completion of this offering. Beneficial ownership for each Selling Securityholder has been calculated assuming that all conditions precedent to the conversion of the Series B Preferred Stock have been satisfied. The percentages in the following table reflect the Common Stock beneficially owned by the Selling Securityholders as a percentage of the total number of Common Stock outstanding as of the close of business on April 21, 2025.

	Securities Beneficially Owned Prior to the Offering**		Securities Being Registered for Resale(4)		Securities Beneficially Owned After Completion of the Offering**(5)
	Shares of Common Stock(1)	Warrants	Shares of Common Stock(2)	Warrants	Shares of Common Stock(2)	%(3)	Warrants	% (3)
Alyeska Investment Group(6)	94,901	12,782	4,260,666	12,782	94,901	*	—	—
Entities affiliated with Bayview Asset Management, LLC(7)	166,666	4,500	1,666,666	4,500	—	—	—	—
BlackRock, Inc.(8)	4,999,998	8,999	7,999,664	8,999	—	—	—	—
Citadel CEMF Investments Ltd.(9)	—	12,000	3,999,999	12,000	—	—	—	—
Entities affiliated with Hudson Bay Capital Management, L.P.(10)	34,939,437	74,955	66,656,538	74,955	—	—	—	—
Liberty(11)	75,013,636	135,000	119,999,989	135,000	13,642	*	—	—
Pasadero Drive LLC(12)	1,886,866	3,396	3,018,666	3,396	—	—	—	—
Entities affiliated with Millennium Management LLC(13)	3,552,057	2,700	2,339,999	2,700	2,112,057	—	—	—
Entities affiliated with Reverence Capital Partners, L.P.(14)	35,981,113	60,000	53,333,436	60,000	2,647,675	—	—	—
Entities advised or subadvised by T. Rowe Price Associates, Inc.(15)	345,666	622	552,999	622	—	—	—	—

*	Less than 1%.
**
“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act and includes more than typical forms of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment or voting power. For purposes of this table, shares not outstanding that are subject to options, warrants, rights or conversion privileges that may be exercisable by any Selling Securityholder (as such term is defined in this prospectus) are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

(1)
The number of shares of Common Stock listed for the selling securityholder assumes that all shares of the Series B Preferred Stock held by the selling securityholder (to the extent applicable) are immediately convertible into shares of Common Stock in the hands of the selling securityholder. The number of shares of Common Stock listed in this column excludes (i) all shares of Common Stock issuable upon conversion of the shares of the Series D NVCE Stock held by the selling securityholder (to the extent applicable) and (ii) all shares of Common Stock issuable upon conversion of the shares of Series D NVCE Stock issuable upon exercise of the Warrants held by the selling securityholders.

(2)
The number of shares of Common Stock listed for the selling securityholder assumes that (i) all shares of the Series B Preferred Stock held by the selling securityholder (to the extent applicable), (ii) all shares of the Series D NVCE Stock held by the selling securityholder (to the extent applicable) and (iii) all shares of the Series D NVCE Stock issuable upon exercise of the Warrants held by the selling securityholders are immediately convertible into shares of Common Stock in the hands of the selling securityholder.

(3)	Calculated based upon 415,074,297 shares of Common Stock outstanding as of the close of business on April 21, 2025.
(4)
Represents the number of Securities being registered on behalf of the selling securityholder pursuant to this registration statement, which may be more than the total number of Securities beneficially owned by such selling securityholder.

(5)
Assumes that the selling securityholders dispose of all of the shares of Common Stock covered by this prospectus and do not acquire beneficial ownership of any additional shares of Common Stock. The registration of the Securities does not necessarily mean that the selling securityholders will sell all or any portion of the Securities covered by this prospectus.

(6)
Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P. (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of Alyeska Master Fund, L.P. is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601.

(7)
The entities affiliated with Bayview Asset Management, LLC (“Bayview”) which are Selling Securityholders include: Bayview Opportunity Master Fund VII, L.P. (“BOF-VII Investor”) and Bayview MSR Opportunity Master Fund, L.P. (“BOF-MSR Investor”). The shares reported under “Securities Beneficially Owned Prior to the Offering—Shares of Common Stock” represent 166,666 shares of Common Stock currently held by BOF-VII Investor. The shares reported under “Securities Being Registered for Resale—Shares of Common Stock” represents (a) the shares included under “Securities Beneficially Owned Prior to the Offering—Shares of Common Stock”, (b) 500,000 shares of Common Stock owned by BOF-VII Investor issuable upon the conversion of Series D NVCE Stock that are issuable upon the exercise of the 1,500 Warrants currently held by the BOF-VII Investor and (c) 1,000,000 shares of Common Stock owned by BOF-MSR Investor issuable upon the conversion of Series D NVCE Stock that are issuable upon the exercise of the 3,000 Warrants currently held by the BOF-MSR Investor. Bayview Opportunity GP VII, LLC (the “BOF-VII GP”), is the general partner to BOF-VII Investor. Bayview Fund Management LLC (“BFM”) is the manager of BOF-VII Investor and has authority to manage the investments of the BOF-VII Investor. Bayview Capital GP MSR, LLC (the “BOF-MSR GP”), is the general partner to the BOF-MSR Investor. BFM is the manager of the BOF-MSR Investor and has authority to manage the investments of the BOF-MSR Investor. Each of BOF-VII GP, BOF-MSR GP and BFM are wholly owned subsidiaries of Bayview. Investment and voting decisions with respect to the above referenced shares are made by a committee comprised of three or more individuals and all members of such committee disclaim beneficial ownership of such shares. All indirect holders of the above referenced shares disclaim beneficial ownership of such shares except to the extent of its pecuniary interest therein. The address of such entities affiliated with Bayview and/or investment committee members is: 4425 Ponce de Leon Blvd., 4th Floor, Coral Gables, FL 33146.

(8)
Includes 4,999,998 shares of Common Stock and 8,999 Warrants, representing the right (on an as converted basis) to receive approximately 2,999,666 shares of Common Stock. The registered holders of the referenced interests are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock Global Allocation V.I. Fund of BlackRock Variable Series Funds, Inc., BlackRock Global Funds Global Allocation Fund, BlackRock Investment Management (Australia) Limited as responsible entity of the BlackRock Global Allocation Fund (Aust), BlackRock Institutional Trust Company, NA, not in its individual capacity but as trustee of the BlackRock Global Allocation Collective Fund, BlackRock Capital Allocation Term Trust, BlackRock Global Allocation Portfolio of BlackRock Series Fund, Inc., BlackRock Global Allocation Fund, Inc., BlackRock Strategic Global Bond Fund, Inc., BlackRock Strategic Income Opportunities Portfolio of BlackRock Funds V, BlackRock Total Return Fund a Series of BlackRock Bond Fund, Inc., and BlackRock Global Long/Short Credit Fund of BlackRock Funds IV. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is: 50 Hudson Yards, New York, NY 10001. Shares shown include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the registered holders or BlackRock, Inc.

(9)
The shares reported under “Securities Being Registered for Resale—Shares of Common Stock” represent 3,999,999 shares of Common Stock (i) issuable upon the conversion of Series D NVCE Stock that are issuable upon the exercise of the 12,000 Warrants currently held by the Selling Securityholder or (ii) in certain circumstances, immediately issuable upon the exercise of the 12,000 Warrants currently held by the Selling Securityholder. Citadel Advisors LLC is the portfolio manager of Citadel CEMF Investments Ltd. Citadel Advisors Holdings LP is the sole member of Citadel Advisors LLC. Citadel GP LLC is the General Partner of Citadel Advisors Holdings LP. Kenneth Griffin owns a controlling interest in Citadel GP LLC. Mr. Griffin, as the owner of a controlling interest in Citadel GP LLC, may be deemed to have shared power to vote and/or shared power to dispose of the securities held by Citadel CEMF Investments Ltd. This disclosure shall not be construed as an admission that Mr. Griffin or any of the Citadel related entities listed above is the beneficial owner of any securities of the Company other than the securities actually owned by such person (if any). The address of Citadel CEMF Investments Ltd. is c/o Citadel Enterprise Americas LLC, Southeast Financial Center, 200 S. Biscayne Blvd., Suite 3300, Miami, FL 33131.

(10)
Hudson Bay Capital Management, L.P., the investment manager of Tech Opportunities LLC and HB Special Opportunities AIV I LP (each, a “Hudson Bay Fund”), has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management, L.P. Each of the Hudson Bay Funds, Hudson Bay Capital GP LLC and Sander Gerber disclaims beneficial ownership over these securities. The selling securityholder’s address is c/o Hudson Bay Capital Management L.P., 290 Harbor Drive, 3rd Floor, Stamford, CT 06902. No Hudson Bay Fund may convert, exercise or exchange any of its Warrants, shares of Preferred Stock or shares of Series D NVCE Stock to the extent (but only to the extent) such Hudson Bay Fund or any of its affiliates would beneficially own after such conversion, exercise or exchange a number of shares of Common Stock which would exceed 9.99% of the outstanding shares of Common Stock. The number of shares set forth in this table does not reflect these beneficial ownership limitations.

(11)
Based on Schedule 13D filed with the SEC on March 14, 2024, as amended on June 10, 2024, August 13, 2024 and September 24, 2024, by Liberty Strategic Capital (CEN) Holdings, LLC (the “Liberty Purchaser”), a Delaware limited liability company; Liberty 77 Capital L.P. (the “Liberty Manager”), a Delaware limited partnership which is the investment manager of the members of the Liberty Purchaser and the manager of the Liberty Purchaser; Liberty 77 Capital Partners L.P. (“Liberty Manager GP”), a Delaware limited partnership and the general partner of the Liberty Manager; Liberty Capital L.L.C., a Delaware limited liability company and the general partner of the Liberty Manager GP; STM Partners LLC, a Delaware limited liability company that indirectly controls the Liberty Manager and the Liberty Purchaser; and Steven T. Mnuchin, the President of STM Partners LLC (each of the foregoing being referred to collectively as “Liberty”), which (following the Reverse Stock Split) reflects 75,013,636 shares of Common Stock. Following receipt of the Requisite Stockholder Approvals, Liberty’s 39,954 shares of Series C Preferred Stock automatically converted into 39,954,000 shares of Common Stock, prior to the Reverse Stock Split. Following the Reverse Stock Split, Liberty’s 143,355 shares of Series B Preferred Stock were exchanged for 47,784,994 shares of Common

Stock pursuant to Liberty’s August Exchange Agreement and September Exchange Agreement. The Warrants held by the Liberty Purchaser are exercisable for 135,000 shares of Series D NVCE Stock, which (following the Reverse Stock Split) are convertible into 44,999,995 shares of Common Stock in connection with certain transfers from the Liberty Purchaser to a third party that constitute “Convertible Transfers) (as defined in, and subject to the terms of, the Certificate of Designations of the Series D NVCE Stock). Additionally, as disclosed in the Forms 4 filed by Liberty and Steven T. Mnuchin on March 29, 2024, January 31, 2025 and March 31, 2025, the Liberty securities listed in this table for the pre-offering period include 100 shares of Common Stock which Steven T. Mnuchin received upon the vesting of service-based restricted stock units that were granted to him on March 27, 2024 in connection with his service as a director of the Company and 13,542 restricted stock units that were granted to Steven T. Mnuchin on January 29, 2025 in connection with his service as a director of the Company. Each of the enumerated Liberty persons disclaims beneficial ownership of these securities (except to the extent of its or his pecuniary interest therein), and the foregoing should not be construed in and of itself as an admission as to the beneficial ownership of these securities. The business address of this Selling Securityholder is 2099 Pennsylvania Ave NW, Washington, DC 20006.
(12)
David Matlin, the Managing Member for Pasadero Drive LLC (the “Selling Securityholder”), has voting and investment control of the securities held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Pasadero Drive LLC is located at 61 Cedar Point Lane, Sag Harbor, NY, 11963.

(13)
The securities listed above include (a) 2,445,282 shares of Common Stock held by Integrated Core Strategies (US) LLC (the “Selling Securityholder”), consisting of: (i) 1,440,000 shares of Common Stock issued to the Selling Securityholder in connection with the Transaction and (ii) an additional 1,005,282 shares of Common Stock acquired separately from the Transaction, (b) 191,800 shares of Common Stock held by Riverview Group LLC as a result of holding listed options to purchase 191,800 shares of Common Stock, (c) 489,913 shares of Common Stock held by ICS Opportunities II LLC acquired separately from the Transaction, (d) 424,832 shares of Common Stock held by Integrated Assets II LLC acquired separately from the Transaction and (e) 230 shares of Common Stock held by Integrated Assets III LLC acquired separately from the Transaction. Riverview Group LLC, ICS Opportunities II LLC, Integrated Assets II LLC and Integrated Assets III LLC are affiliates of the Selling Securityholder. The securities listed above may be deemed to be beneficially owned by Millennium Management LLC, Millennium Group Management LLC and Israel A. Englander (“Mr. Englander”) and/or other investment managers that may be controlled by Millennium Group Management LLC (the managing member of Millennium Management LLC) and Mr. Englander (the sole voting trustee of the managing member of Millennium Group Management LLC). The foregoing should not be construed in and of itself as an admission by Millennium Management LLC, Millennium Group Management LLC or Mr. Englander as to the beneficial ownership of the securities held by such entities. The address for Integrated Core Strategies (US) LLC is c/o Millennium Management LLC, 399 Park Avenue, New York, NY 10022.

(14)
RCP Eagle Holdings, LP (“RCP Eagle”) is the holder of the Securities and is an affiliate of Reverence Capital Partners, L.P. RCP Eagle Holdings GP LLC is the general partner of RCP Eagle and, as a result, may be deemed to beneficially own the Securities held by RCP Eagle. Further, 100% of the outstanding equity interests of RCP Eagle Holdings GP LLC are held by Reverence Capital Partners Opportunities Fund V (PE Fund III) GP, L.P. (“Fund V GP”). Reverence Capital Partners Opportunities Fund V (PE Fund III) GP, LLC (“Fund V GP LLC”) is the general partner of Fund V GP. Reverence Capital Partners, L.P. is the managing member of Fund V GP LLC, while RCP GenPar LP (“GenPar LP”) holds 100% of the outstanding equity interests in Fund V GP LLC. RCP GenPar HoldCo LLC (“GenPar HoldCo”) is the general partner of GenPar LP. Accordingly, each of Fund V GP LLC, GenPar LP and GenPar HoldCo may be deemed to have beneficial ownership of the Securities. Decisions related to the investment management for, and making of investment decisions on behalf of, RCP Eagle with respect to the Securities are made by the majority vote of an investment committee. The investment committee is composed of Milton Berlinski, Peter Aberg and Alexander Chulack, who may be deemed to share voting and dispositive power for the Securities held by RCP Eagle. Each member of the investment committee disclaims such beneficial ownership. The address of each entity is 590 Madison Ave., 29th Floor, New York, NY 10022. The Securities include 33,333,438 shares of Common Stock acquired in the Transaction and 2,647,675 shares of Common Stock acquired separately from the Transaction.

(15)
T. Rowe Price Associates, Inc. (“TRPA”) serves as investment adviser or subadviser with power to direct investments and/or sole power to vote the securities owned by the funds and accounts of the securities held by the Selling Securityholder, T. Rowe Price Financial Services Fund, Inc. For purposes of reporting requirements of the Securities Exchange Act of 1934, TRPA may be deemed to be the beneficial owner of such securities; however, TRPA expressly disclaims that it is, in fact, the beneficial owner of such securities. TRPA is the wholly owned subsidiary of T. Rowe Price Group, Inc. which is a publicly traded financial services holding company. The address of each entity is T. Rowe Price Associates, Inc., 100 East Pratt Street, Baltimore, MD 21202.

PLAN OF DISTRIBUTION
We are registering the offer and resale of the Securities to permit the resale of the Securities by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Securityholders of the Securities. We will bear all costs, fees and expenses incurred in effecting the registration of the Securities covered by this prospectus.
Each Selling Securityholder may sell all or a portion of the Securities beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Securities are sold through underwriters or broker-dealers, such Selling Securityholder will be responsible for underwriting fees, discounts or commissions or agent’s commissions. The Securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of Securities. These sales may be effected in transactions that may involve cross or block transactions. The Selling Securityholders may also use one or more of the following methods when disposing of the Shares or interests therein:
•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;
•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	in block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	in an exchange distribution in accordance with the rules of the applicable exchange;
•
through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;
•	in settlement of short sales;
•	subject to the Registration Rights Agreement, through one or more underwritten offerings or marketed underwritten offerings on a firm commitment or best efforts basis;
•	in sales pursuant to Rule 144 under the Securities Act;
•	whereby broker-dealers may agree with such Selling Securityholder to sell a specified number of such Securities at a stipulated price;
•	directly to one or more purchasers;
•	through delayed delivery requirements;
•	by pledge to secured debts and other obligations or any transfer upon the foreclosure under such pledge;
•	in a combination of any such methods of sale; and
•	in any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of Securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders, other than affiliates of the Company, would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement to permit the distributees to use this prospectus to resell the securities acquired in the distribution.
If any Selling Securityholder effects such transactions by selling Securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from such Selling Securityholder or commissions from purchasers of the Securities for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). The obligations of any such underwriters to purchase the Securities will be subject to certain conditions. In connection with sales of the Securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Shares in the course of hedging in positions they assume. The Selling Securityholders may also sell the Securities short and deliver Securities covered by this prospectus to close out short positions and to return borrowed Common Stock in connection with such short sales. The Selling Securityholders may also loan or pledge Securities to broker-dealers that in turn may sell such Securities.
The Selling Securityholders may pledge or grant a security interest in some or all of the Securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Securities from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The Selling Securityholders also may transfer and donate the Securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
The Selling Securityholders and any broker-dealer participating in the distribution of the Securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any, in such a case, such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act (it being understood that the Selling Securityholders shall not be deemed to be underwriters solely as a result of their participation in this offering). At the time a particular offering of the Securities is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Securities being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. Except as otherwise set forth in a prospectus supplement, any underwritten offering pursuant to this prospectus will be underwritten by one, several, or all of the following financial institutions: BofA Securities, Inc., Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Jefferies LLC, Keefe, Bruyette & Woods, Morgan Stanley & Co. LLC, Piper Sandler & Co., Raymond James & Associates, Inc., UBS Securities LLC and Wells Fargo Securities, LLC. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the Securities against certain liabilities, including liabilities arising under the Securities Act.
Under the securities laws of some states of the United States, the Securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states of the United States, the Securities may not be sold unless such Securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
The aggregate proceeds to the Selling Securityholders from the sale of the Securities offered will be the purchase price of the Securities less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of Securities to be made directly or through agents. There can be no assurance that the Selling Securityholders will sell any or all of the Securities registered hereunder.

The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Securities by the Selling Securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the Common Stock. All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.
We will pay all expenses of the registration of the Securities pursuant to the Registration Rights Agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “Blue Sky” laws; provided, however, that the Company will not be responsible for any underwriting fees, discounts or commissions attributable to the sale of the Securities and any legal fees and expenses of counsel to the Selling Securityholders. We will indemnify the Selling Securityholders against liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or the Selling Securityholders will be entitled to contribution. We may be indemnified by the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act or the Exchange Act, that may arise from any written information furnished to us by the Selling Securityholders specifically for use in this prospectus in accordance with the Registration Rights Agreement, or we may be entitled to contribution.
There can be no assurance that any Selling Securityholder will sell any or all of the Securities registered pursuant to the registration statement, of which this prospectus forms a part. Once sold hereunder, the Securities will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS
The validity of the Securities offered hereby and certain other legal matters related to the Securities being offered hereby will be passed upon for us by Kilpatrick Townsend & Stockton LLP.
EXPERTS
The consolidated financial statements of the Company as of December 31, 2024 and 2023, and for each of the years in the three-year period ended December 31, 2024, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2024 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The Report of Independent Registered Public Accounting Firm covering the December 31, 2024 consolidated financial statements, dated as of March 3, 2025, included in the Company’s most recent Annual Report on Form 10-K (the “Audit Report”) expresses an opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2024 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the following material weaknesses have been identified and included in management’s assessment that the Company:
•
lacked effective periodic risk assessment processes to identify and timely respond to emerging risks in certain financial reporting processes and related internal controls, including independent credit review, that were responsive to changes in the business operations and regulatory and economic environments in which the Company operates;

•	lacked effective recurring monitoring activities over process level control activities, including independent credit review; and
•
did not sufficiently maintain effective control activities related to independent credit review processes and certain loan data reconciliations. Specifically, the Company’s independent credit review process controls were ineffective as the Company lacked the consistent application of an appropriate framework to validate that the ratings were accurate, timely, and appropriately challenged. These ineffective controls impact the Company’s ability to accurately disclose loan rating classifications, identify problem loans, and ultimately recognize the allowance for credit losses on loans and leases.

As a result of these ineffective risk assessment, monitoring, and control activities, the Board of Directors was not able to exercise sufficient oversight.

263,828,622 Shares of Common Stock

314,954 Warrants
Prospectus

May 8, 2025